Exhibit 10.4

Summary of 2006 Bonuses and Incentive Awards for Named Executive Officers

2006 Bonuses for Executive Officers

On February 16, 2007, the Compensation Committee (the “Committee”) of the Board of Trustees of the Company met and approved the 2006 bonuses for the Company’s executive officers.  The Company’s executive officers participate in the Kite Realty Group Trust Executive Bonus Plan, filed on August 20, 2004 as Exhibit 10.27 to the Company’s Current Report on Form 8-K.  The Committee had previously approved the establishment of benchmarks in June 2006 to determine the 2006 bonuses for the Company’s executive officers, except Alvin E. Kite, Jr., the Company’s Chairman, whose bonuses the Committee decided to determine separately on an annual basis, as described in the Company’s Current Report on Form 8-K filed on July 7, 2006.

Pursuant to the Kite Realty Group Trust Executive Bonus Plan, the Committee approved the following bonuses for 2006: John A. Kite, the Company’s President and Chief Executive Officer, received $248,400; Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer, received $201,550; and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, received $128,400.  Fifty percent of the bonuses are payable in cash and 50% are payable in restricted common shares of the Company, which will vest ratably over three years.

The Committee also approved a discretionary bonus for Alvin E. Kite, Jr. in the amount of $150,000 payable in restricted common shares of the Company, which will vest ratably over three years.

The number of restricted common shares to be received by each of the Company’s executive officers will be calculated by dividing the dollar value of the portion of their bonus that is payable in restricted common shares by the closing price of the Company’s common shares on the New York Stock Exchange on February 22, 2007.

Incentive Awards

The Committee also approved incentive awards to the Company’s executive officers of restricted common shares of the Company equal to 50% of the restricted common shares that were granted to each executive officer as part of their bonus for 2006.  The incentive awards were granted pursuant to the Kite Realty Group Trust 2004 Equity Incentive Plan.  The values for the incentive awards were determined based on the Company’s and each executive’s performance during 2006.

The following incentive awards of restricted common shares of the Company were approved: John A. Kite received $62,100; Thomas K. McGowan received $50,388; Daniel R. Sink received $32,100, and Alvin E. Kite, Jr. received $75,000.  The restricted common shares will vest ratably over three years.

The number of restricted common shares to be received by each of the Company’s executive officers will be calculated by dividing the dollar value of the incentive award by the closing price of the Company’s common shares on the New York Stock Exchange on February 22, 2007.